Colorado Business Bank
CoBiz Financial

15710 W. Colfax Ave.
Golden, CO 80401
cobizbank.com

March 22, 2013

Mr. Michael Wilemon, CFO
iSatori, Inc.
15000 West 6th Avenue, Suite 202
Golden, CO 80401

Dear Mr. Wilemon:

Reference is made to the Business Loan Agreement dated July 16, 2012 and all amendments, if any (the "Loan Agreement") between iSatori, Inc. (the "Company") and Colorado Business Bank (the "Lender"). Terms used in this letter with their initial letters capitalized are used with the meanings ascribed to them in the Loan Agreement.

This is to advise you that, pursuant to your request, the Lender hereby waives the remedies available to the Lender due to a violation of the section bearing the heading Affirmative Covenants, with respect to the failure by the Company to maintain a Minimum Tangible Equity Capital position in an amount not less than $3,500,000.00 for the fiscal year ending December 31, 2012. In consideration of this waiver, and to be effective the date of this writing, the Lender and Company agree that the subject Affirmative Covenant shall be modified as follows:

- At all times throughout the term of this credit commitment, Borrower shall maintain a minimum Tangible Equity Capital position in an amount not less than $2,500,000. Tangible Equity Capital shall be defined as total shareholder's book equity, minus any outstanding shareholder, officer, employee, director, and/or affiliated notes, advances, or receivables, minus any trade receivables, which in the sole discretion of Lender, have been deemed "doubtful of collection";

Nothing in this letter shall be construed as a waiver or modification of any other term or condition of the Loan Agreement and or any of the other Loan Documents, nor shall this letter be construed as a commitment on the part of the Lender to waive or modify any subsequent violations of the same or any other term or condition set forth in the Loan Agreement or any of the other Loan Documents. This waiver or modification is expressly limited to the covenant(s) referenced above. In all other respects the terms and conditions of the Loan Agreement remain in full force and effect.

Michael, it is our hope that this Waiver and Modification will satisfy your request. Please let me know if you develop additional questions or comments. Please return the below signature acknowledgment at your earliest convenience. Thank you again for your business relationship.

Sincerely,

Douglas K. Derks
Senior Vice President

CC: Stephen Adele

Acknowledged and Accepted this 24 day of April, 2013.

iSatori, Inc.

____

Stephen Adele, CEO, President, and Director